Exhibit 99.1

Freedom Financial Group, Inc.

3058 E. Elm St. * Springfield, MO 65802 * (417) 886-6600 * (800) 832-5530

DEAR STOCKHOLDERS:

I am sending you this letter to inform you of important recent developments. Through the year 2005, Freedom Financial Group, Inc., has developed relationships with approximately 300 independent auto dealers and has purchased receivable contracts, bringing our portfolio to approximately $10 million on the Consolidated Balance Sheet. The Company has almost no debt and currently has $2 million in Cash. Recently, the Company's operations have improved to a nearly breakeven level. However, the Company still requires additional capital.

During much of 2005, Management met or made contact with more than 50 traditional lenders in hopes of securing the $10 million contemplated in the original Plan of Reorganization, which was to have come from private sources, but did not. Because the Company has a limited track record since emerging from bankruptcy in January 2003 and does not have a record of profitability, lenders naturally are cautious. On the other hand, without the $10 million in financing originally contemplated in the Plan, the Company does not have the capital to generate the revenue to sustain growth and consistent profitability.

The Board of Directors, feeling that now is not the time to liquidate the Company, hired Flagstone Securities, a large investment banker, to raise substantial equity capital and to secure a temporary Bridge Loan. According to Flagstone and some prospective investors, the obstacle to raising equity is the existence of the Preferred Stock. So long as the Preferred Stock exists, we cannot create a true public trading market for the Common Stock; we cannot obtain any additional equity investment; and we are at our borrowing limits without such equity.

To proceed, the Board of Directors has recommended that the Trust Supervision Committee of the Freedom Financial Group I Statutory Trust (which holds the preferred shares) instruct the Regular Trustee (Vernon Schweigert) to convert the Preferred into Common (one share of Preferred to one share of Common) and then distribute the approximately 9 million Common Shares to the Holders of the Trust Certificates in exchange for those Certificates. The Trust Supervision Committee has met, with independent counsel and without any Management participation, and believes it to be in the best interests of the Certificate Holders to make the conversion. The Trust Supervision Committee has decided to seek the aid of the Bankruptcy Court which oversaw formation of the Trust. You will shortly receive a Notice to that effect by mail.

Depending on the timing of any Court action, the conversion may take place prior to the end of the First Quarter 2006. Also, if the Bridge Loan is closed during the First Quarter and the conversion is executed, Management expects to secure two market makers allowing for the common stock to trade on the Over-The-Counter (OTC) Bulletin Board. This will allow all stockholders to buy or sell shares when and if they choose.

During the deliberations discussed above, Management (including myself) discussed the need to increase capital funding, but Management intentionally was not present at nor voted on the matters addressed by the Board of Directors and the Trust Supervision Committee.

In anticipation of the potential conversion of the Preferred Stock into Common Stock, Management has agreed to give up its rights to receive unrestricted shares of Common Stock upon the conversion, and will receive restricted shares in lieu thereof. For further information, see the Company's Form 8-K filed on January 11, 2006, which is available from the SEC website at www.sec.gov.

If the Company is unsuccessful in raising substantial funds during 2006, the Company will suffer greatly. Your understanding and support are requested. Every effort is being made by Management, the Board of Directors and the Trust Supervision Committee to continue to increase the value of your stock.

/s/ Jerry Fenstermaker
President
January 11, 2006